Exhibit 10.11.2

SECOND Amendment to

AGREEMENT OF Sale

THIS SECOND AMENDMENT TO AGREEMENT OF SALE (this “Amendment”) is made as of this 9th day of August, 2024 (the “Effective Date”), by and between C5LC AT MIDDLETOWN, LLC, a Delaware limited liability company (hereinafter referred to as “Seller”), and EXETER PROPERTY GROUP, LLC, a Delaware limited liability company (hereinafter referred to as “Purchaser”).

RECITALS:

A.           Seller and Purchaser are parties to that certain Agreement of Sale dated July 19, 2024, for the purchase and sale of the property located at 3327 E Harrisburg Pike, Middletown, Pennsylvania, as amended by that certain First Amendment to Agreement of Sale dated July 26, 2024 (as amended, the “Agreement”).

B.           The parties wish to amend the Agreement as set forth herein.

NOW, THEREFORE, WITNESSETH:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

1.            Definitions. Each defined term used but not defined herein has the meaning ascribed thereto in the Agreement.

2.            Closing Date. Section 1 of the Agreement is hereby revised to reflect that the “Closing Date” or “Date of Closing” shall be August 14, 2024.

3.            Section 12. Sections 12.14, 12.15, 12.17, 12.18, and 12.19 of the Agreement are hereby deleted in their entirety. Section 12.16 of the Agreement is hereby deleted in its entirety and replaced with the following:

12.16 Easement/COA/Declaration of Conservation. Counterpart original duly executed by Seller and/or Seller’s affiliate, as applicable, of a Temporary Access Easement (the “Temporary Easement”), approved by Seller and Buyer and in recordable form, for the sole purpose of allowing Seller and/or Seller’s affiliate to enter the Property and satisfy its obligations, requirements and any and all outstanding items, terms, termination and recording obligations, pursuant to (i) that certain Consent Order and Agreement by and between the Commonwealth of Pennsylvania, Department of Environmental Protection (“DEP”), Core5 Industrial Partners LLC, and John W. Gleim Jr., Inc., dated as of November 21, 2023 (“COA”), (ii) that certain Permit No. NAB-2019-00477-P12 (“Army Permit”) issued by the U.S. Army Corps of Engineers (“Army Corps”), (iii) that certain Water Obstruction and Encroach Permit No. E2203220-025 (“Water Obstruction Permit”) issued by DEP, (iv) that certain PAG-02 Authorization to Discharge Under the National Pollutant Discharge Elimination System (NPDES) General Permit for Discharges of Stormwater Associated with Construction Activities NPDES, Permit No: PAC220242 A-2 (“NPDES Permit”); and (v) that certain Declaration of Restrictive Covenants for Conservation, by and among Seller, Core5 at Lytle Farms Lot 1A, LLC, and C5LC at Middletown, LLC, dated as of December 13, 2021 and recorded on December 14, 2021 as Instrument No. 20210044088 in the Recorder of Deeds Office of Dauphin County (“Declaration for Conservation”). Said Temporary Easement to be approved by Buyer and Seller and recorded at Closing.

5.            Section 18.14. Section 18.14 of the Agreement is hereby deleted in its entirety and replaced as follows:

18.14 From and after the Closing Date, at no cost to Purchaser, Purchaser agrees to reasonably cooperate with Seller and/or Seller's affiliates in connection with all obligations, requirements and requests relating to the COA, Army Permit, Water Obstruction Permit, NPDES Permit and Declaration for Conservation, including by, without limitation, executing any and all notice acknowledgements, applications, notices of termination, and other documents and furnishing such information as may be reasonably necessary to facilitate the termination/close out of the NPDES Permit, and the transfer and/or assignment of the Water Obstruction Permit and Army Permit from Seller to Purchaser, either in whole or in part; provided that, the parties covenant and agree that Purchaser shall have no liability or obligations for any alleged violations of the NPDES Permit, Water Obstruction Permit and Army Permit: (1) resulting from acts or omissions occurring prior to the Closing Date, (2) relating to property beyond the boundaries of the Property, and (3) resulting from acts or omissions of Seller or Seller’s agents subsequent to the Closing Date, all of which shall be the sole responsibility and liability of Seller; provided, however, the foregoing shall not apply to claims or violations arising from the gross negligence or willful misconduct of Purchaser. Purchaser acknowledges and agrees that the transfer and/or assignment of the Water Obstruction Permit and Army Permit may require the issuance of one or more amendments, modifications, or revisions to the Water Obstruction Permit and/or Army Permit and/or the issuance of one or more new or replacement permits from DEP and/or the Army Corps. The terms of this Section 18.14 shall survive Closing.

5.            Multiple Counterparts. This Amendment may be executed in a number of identical counterparts. If so executed, each of such counterparts shall, collectively, constitute one agreement, but in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Amendment by facsimile or pdf shall have the same binding effect as delivery of an executed original.

6.            Full Force and Effect. Except as amended by the terms hereof, the Agreement has not been amended or modified and remains in full force and effect.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be executed, as of the day and year first above written.

SELLER:

C5LC AT MIDDLETOWN, LLC,
a Delaware limited liability company

By:	/s/ Linda D. Booker
Linda D. Booker
Secretary and Chief Financial Officer

PURCHASER:

EXETER PROPERTY GROUP, LLC, a Delaware limited liability company

By:	/s/ J. Peter Lloyd
Name: J. Peter Lloyd
Title: Vice President